OPERATING AGREEMENT

Intercontinental Fuels, LLC

and

Summit Terminaling Services, LLC

THIS AGREEMENT entered into as of May 1, 2007 (hereinafter called the "Date of this Agreement") between Intercontinental Fuels, LLC (hereinafter referred to as "Owner") and Summit Terminaling Services, LLC (hereinafter referred to as "Operator");

WITNESSETH:

WHEREAS, Owner desires to operate, maintain and utilize the bulk liquid terminal in Houston, Texas located at 17617 Aldine Westfield Rd, Houston, TX 77073 for the purpose of receiving, storing and loading of various petroleum fuels (hereinafter referred to as "Products"). and

WHEREAS, Owner desires Operator to operate, maintain, supervise and manage Owner's Terminal (hereinafter referred to as "terminal") as defined in this agreement in accordance with the terms and principles hereinafter set forth, and the parties hereto agree to the following provisions which shall govern the rights and obligations of Owner and Operator:

SECTION 1

Description of Terminal

For the purposes of this Agreement, the "Terminal" shall be the bulk liquid terminal located at 17617 Aldine Westfield Rd, Houston, TX 77073.

SECTION 2

Operation and Maintenance

1. **Initial Operator.**

Operator is hereby designated as the initial Operator for the Terminal, to serve for the term determined under paragraph hereof. As used in this Agreement, the term "Operator" means any entity which as of any given time is acting as Operator for the Terminal.

2. **Term of Initial Operator:**

The initial term of this Agreement shall commence on May 1, 2007 and shall continue in effect for six months (6) months; upon expiration of the initial term, the

agreement shall automatically renew for twelve (12) months. Such initial term, and any such extension or renewal may be herein referred to as an "Operator Term."

3. **Termination.**

Owner may, at any time, terminate this Agreement, without cause, by giving Operator not less than one hundred and twenty (120) days' prior written notice of the election to terminate. In the event of a default by Operator of its obligations under this Agreement, Owner shall give Operator written notice of Operator's default, and if said default is not cured to Owner's satisfaction within five (5) days after receipt of said notice, Owner shall have the right to immediately terminate this Agreement by written notice to Operator.

Operator may terminate this Agreement, without cause, by giving Owner not less than thirty (30) days' prior written notice of this election to terminate. Upon termination of this Contract for any reason other than due to a default by Operator, Owner's sole remaining obligation to Operator hereunder shall be for payment of Work actually performed at the rate of compensation specified in this Agreement.

4. **Agreement of Operator to Operate Terminal.**

Operator agrees with Owner to supervise, maintain and manage the Terminal in a prudent and workmanlike manner, and in conformity with standard industry practices, and to provide, or cause to be provided, all necessary and Owner approved repairs, replacements, additions and expansions thereto, on a cost basis. Operator's duties shall be as is set forth in Schedule A to this Agreement.

5. **Operating Procedure.**

Operator shall prepare, maintain or cause to be prepared reasonably detailed operating procedures or plans to be submitted prior to execution of agreement and with quarterly updates for approval by Owner, covering the operation and maintenance of the Terminal. Such procedures or plans shall include those listed in Schedule A and C. Operator shall review and implement such policies as required by federal, state and local rules, regulations, statutes and general law.

6. **Operator Compensation.**

In return for the operation of the terminal by the Operator, Owner shall pay Operator in accordance with the schedule set forth in Schedule B to this Agreement.

7. **Escalation.**

Both parties recognize that the terminal is planned to be expanded with volume increases. These actions may impact the cost structure of the terminal hence the operating fee. Thus, the monthly operation fee will be reviewed on a quarterly basis and adjusted as necessary.

8. **Personnel.**

Operator shall employ and direct such personnel as may be necessary to efficiently operate, manage, repair and maintain the Terminal and to provide replacements and additions thereto, all of which shall be employees of the Operator. Operator has included two full time employees and ten hours of monthly overtime to adequately handle the current business levels. Should additional personnel or

overtime be required, Operator has the right to request additional compensation to cover said costs provided the staffing plan is acceptable to Owner.

9. **Emergencies.**

Notwithstanding any provision of this Agreement to the contrary, in cases of emergency, Operator may proceed with required maintenance or repair work when necessary in Operator's judgment to keep the Terminal operating or to restore the Facilities to operating condition or to minimize damages, without the necessity of submitting same to Owner. Owner is to be notified as soon as is practical in such cases of status and Operator actions.

SECTION 3

Accounting

1. **Maintenance of Accounts.**

Operator shall maintain accurate accounts of all expenses, costs and liabilities incurred by it in managing, operating, maintaining, repairing and providing replacements and additions to the Terminal. Each month, Operator shall transmit to Owner a statement showing the total charges to the account of Owner during the preceding calendar month.

2. **Payment of Expenses by Owner.**

Owner shall pay to Operator the sums shown to be due under each statement within 30 days after the receipt thereof. Owner may dispute the accuracy of the statement or the justification of any charge thereon provided such protest is made within six (6) months after receipt of statement by Owner. Owner shall be responsible for any late fees and penalties associated with late payments from Owner to Operator.

3. **Records and Audits.**

Operator shall grant Owner and its duly authorized representatives access, at all reasonable times, to all records, books, accounts, documents, papers and data of every description of Operator or any of its corporate subsidiaries or affiliates pertaining to the Work performed hereunder reasonably required for the auditing and verifying the costs of the work. Owner and its representatives shall have the right to reproduce at its costs, any of the aforesaid documents or information.

SECTION 4

Insurance

Insurance

Owner shall obtain but Operator shall bear the expense to maintain a and b during the period of this Agreement, in a form and with companies satisfactory to Owner and Operator, the following minimum insurance coverages:

a. Workers' Compensation Insurance to meet fully the requirement of any compensation act, plan or legislative enactment applicable in connection with the death, disability or injury of Operator's officers, agents, servants or employees arising directly or indirectly out of the performance of the services herein undertaken;

b. Employers' Liability Insurance with limits of not less than $1,000,000 each accident, $500,000 policy limit for disease, and $100,000 each employee for disease;

c. Commercial General Liability Insurance with a combined single limit of not less than $1,000,000 per occurrence for injury to or death of persons and damage to or loss or destruction of property. Such policy shall be endorsed to provide products and completed operations coverage and contractual liability coverage for liability assumed under this Agreement. Said policy or policies shall be endorsed to name Owner as an additional insured and shall include a severability of interests provision;

d. Automobile Liability Insurance with a combined single limit of not less than $1,000,000 each occurrence for injury to or death of persons and damage to or loss or destruction of property. Said policy or policies shall be endorsed to name Owner as an additional insured and shall include a severability of interests provision;

Owner shall furnish certificates of insurance to Operator certifying the existence of such insurance. Each insurance policy required by this clause shall be endorsed to state that coverage shall not be suspended, voided, canceled, or reduced in coverage or limits without (30) days advance written notice to Owner.

The insurance coverage required herein shall in no way limit the Operator's liability under this Agreement.

SECTION 5

General Provisions

1. **Successors and Assigns.**

The provisions of this entire Agreement shall extend to and be binding upon the respective successors and assigns, and successive assigns, of each of the parties hereto; provided, however, that neither party hereto may assign this Agreement without the prior written consent of the other party; provided,

however, that either party may make an assignment without prior written consent to an affiliated entity or as a result of a merger, reorganization or the sale of substantially all of the assets or stock of either party.

2. **Notices.**

All notices expressly provided for or required to be given under the terms of this Agreement shall be given by letters addressed to the party or parties at the respective address or addresses stated below, or such addresses as they shall respectively hereafter from time to time designate by letter or telegram addressed to the other party:

Intercontinental Fuels LLC
Attention: Sonny Wooley
17617 Aldine Westfield Rd.
Houston, TX 77073

Summit Terminaling Services, LLC
P. O. Box 284
Cumming, GA 30040
Attention: Mike Turchi

3. **Laws and Regulations.**

This Agreement is subject to all present and future valid orders, rules, and regulations of any regulatory body having jurisdiction and to the laws of the United States or any State having jurisdiction; and in the event this Agreement or any provision hereof shall be found contrary to or in conflict with any such order, rules, regulation, or law, this Agreement shall be deemed modified to the extent necessary to comply with such order, rules, regulation or law, but only for the period of time such order, rules, regulation or law is in effect. Operator shall be responsible for maintaining necessary current information with regard to any changes in government regulations (local, state or federal), which may affect the operation of maintenance of the Terminal covered by this Agreement.

4. **Operator's Compliance with Laws.**

Operator agrees that it shall use its best efforts to perform all of the contemplated services required under this Agreement in compliance with, and as required by, the laws and regulations generally described in Paragraph 5.3, including but not limited to environmental and safety rules, regulations and laws applicable to the Terminal. Operator acknowledges that Owner has a policy of complying with all environmental and safety requirements promulgated at the local, state and federal levels.

5. **Warranties.**

Operator represents and warrants to Owner that it is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to enter into this Agreement; and that there is no action or proceeding pending or

threatened, and no term or provision of any charter, by-law, mortgage, indenture, contract, judgment or decree which prevents or interferes with the entering into by it of this Agreement or the validity of this Agreement.

6. **Law Governing.**

The rights and liabilities of the parties hereto and the provisions of this Agreement shall be determined and construed in accordance with the laws of the State of Texas.

7. **Entirety of Agreement.**

This Agreement constitutes the entire agreement between the parties. No variation, modification or change herein shall be binding upon either party hereto unless effectuated by an instrument in writing executed by it or by a duly authorized officer or a duly authorized agent for it.

8. **Arbitration.**

(a) The parties adopt the following arbitration provisions to avoid the problems of litigation or deadlock in the event the parties cannot resolve any dispute between themselves. Any claim, dispute or controversy arising out of or relating to this Agreement, the parties' relationship under this Agreement, shall be determined by arbitration by a single arbitrator pursuant to applicable Rules of Practice and Procedure of the American Arbitration Association in effect at the time the demand for arbitration is filed. Unless otherwise agreed by the parties, the location of the arbitration shall be at Houston, TX. The decision of the arbitrator shall be final and binding. Judgment to enforce the decision or award of the arbitrator may be entered in any court having jurisdiction.

(b) Service of process in connection therewith shall be made by certified mail. In any judicial proceeding to enforce this Agreement to arbitrate, the only issues to be determined shall be the existence of the Agreement to arbitrate and the failure of one party to comply with that Agreement, and those issues shall be determined summarily by the court without a jury. All other issues shall be decided by the arbitrator, whose decision thereon shall be final and binding. There may be no appeal of an order compelling arbitration except as part of an appeal concerning confirmation of the decision of the arbitrator.

(c) Neither party shall institute any legal proceeding against the other to enforce any right hereunder or for breach hereof, except that either party may institute litigation (i) to enforce its rights of arbitration hereunder (ii) to confirm and have judgment entered upon any arbitration award issued hereunder, and (iii) to stay the running of any statute of limitation or prevent any other occurrence (including, without limitation, the passage of time) which would constitute laches, estoppel, waiver or any other such legal consequence that suit is necessary to avoid, provided, however, that neither party shall pursue litigation under item (iii) beyond such action as is necessary to prevent prejudice to its

cause of action pending ultimate resolution by arbitration under this Section 9, Item 8.

(d) If any dispute between the parties arises from or in connection with any claim or litigation initiated by any third party (either as claimant, plaintiff, counterclaimant, or defendant/third party plaintiff), then, unless the parties agree otherwise, the resolution of that dispute under the arbitration provisions of this Section may at the option of either party be deferred until the resolution of that third-party claim or litigation, provided, however that in the event of any such dispute in connection with a claim or litigation so initiated by a third party, either party may at any time initiate arbitration under this Section 9, Item 8 to determine prospective liability between the parties upon facts which are stipulated, admitted solely for the purpose of arbitrating prospective liability, or not reasonably in dispute. The issue of whether any fact is "reasonably in dispute" under the preceding sentence shall be subject to mandatory arbitration hereunder upon the demand of either party. In the event Owner is made a party to such claim or litigation so initiated by a third party, Owner shall at its own expense select its own counsel and have complete control over all claim or litigation decisions concerning its participation in that claim or litigation, regardless of whether Owner is required to, or in fact does, initiate a cross claim, counterclaim, or third-party claim under sub clause (iii) of Sub item (c) above, and regardless of Operator's indemnity obligations under Section 4, Item 1 above.

9. **Barred Workers.**

Owner, in its sole discretion, reserves the right to bar from Owner's Terminal and other property any of Operator's employees, servants or agents (herein called "Workers") with or without cause. Upon request by Owner, Operator will exclude from the performance of any work under this Agreement and bar from the Terminal and other Owner property any of Operator's Workers designated by Owner as excluded under this Agreement. Owner shall not be required to specify, in any such request or otherwise, either the basis for its decision or which of the foregoing objections it has to the excluded person.

10. **Independent Contractor.**

Operator shall be and remain an original and independent contractor hereunder. Operator shall employ, pay from its own funds, and discharge all persons engaged in the performance of any work to be performed hereunder by Operator, and all such persons shall be and remain the sole employees of Operator and subject to the exclusive direction and control of Operator. Nothing contained in this Agreement is intended to create a joint venture or to constitute either party as agent (for any reason) of the other.

11. **Conflicts of Interest.**

Operator will report immediately to Owner's Vice President Internal Audit any matters pertaining to the following:

(a) Any employee of Owner or its affiliates having an interest in or working in the employ of the Operator;

(b) Any gifts and/or gratuities given to an employee of Owner or its affiliates;

(c) Any solicitation of gifts and/or gratuities by an employee of Owner or its affiliates from Operator.

IN WITNESSETH WHEREOF, the parties hereto have executed this Agreement in duplicate as of the date first set forth above.

In presence of:	OWNER
______________________	By: ______________________
As to Owner	Title: ______________________

In presence of:	OPERATOR
[signature]	By: [signature]
As to Operator	Title: President

SCHEDULE A
Operator Duties

General Responsibilities

Operator is responsible for the safe and efficient operation and maintenance of the terminal. Operator must be, and must employ personnel qualified to handle the operations. Normal operation is Monday through Friday, eight (8) hours per day, excluding holidays.

Specific duties and procedures required may be divided into seven basic functions:

1) Terminal Operations
    a. Pipeline Receipts
    b. Tank Truck Deliveries
    c. Tank Truck Receipts
    d. Inventory
2) General Maintenance
    a. Grounds Maintenance
    b. Equipment Maintenance
    c. Repairs
    d. Inspections
3) Safety and Environmental Compliance
4) Terminal engineering, project management
5) Customer Relations and Business Development
6) Customer Invoicing and Expenses – see Schedule D
7) Federal and State excise tax compliance

SCHEDULE B
Compensation

- Owner agrees on its part, in consideration of the work to be done by Operator as set forth in Schedule A, to pay Operator for said work at the rate of a minimum compensation of $34,300 per calendar month. Said compensation shall be paid in advance of each month.
- The chart in Schedule C provides an overview of the Expense responsibilities.
- Owner agrees to reimburse Operator for all expenses that exceed the quarterly averages detailed in Schedule for the following accounts: Operating Supplies, Repair and Maintenance.
- Owner will reimburse Operator for reasonable travel expenses for Operator travel required in conjunction with special projects.
- Owner agrees to provide at no cost to Operator an office computer for the terminal.
- Operator agrees to pay for the first $2,000 per month for electric utilities.

Schedule C
Expenses Included or Excluded in Monthly Management Fee

ITEM	*Responsibility*
ASSOCIATION COSTS (ILTA)	**Included**
ADVERTISING - AUTOMOBILE – LOCAL	**Excluded**
CONTRACT SERVICES	**Included**
Meter Proving	**Included**
Pump Preventative Maintenance	**Included**
EMPLOYEE EXPENSE/BURDEN	**Included**
HEALTH|LIFE INSURANCE	**Excluded**
ESOH EXPENSES	**Excluded**
INSURANCE	**Included**
OFFICE SUPPLIES	**Included**
Office Computer and equipment	**Excluded**
OPERATING SUPPLIES	**Included**
PRODUCT TESTING & SUPPLIES are Excluded	
REPAIR & MAINTENANCE (as noted)	**Included**
Labor for Grass Cutting	**Included**
Labor for General Painting	**Included**
Materials for General Painting	**Included**
SALARIES & WAGES	**Included**
SERVICE EXPENSES	**Included**
PROPERTY TAXES	**Excluded**
TELEPHONE/INTERNET COMMUNICATIONS	**Included**
TRAINING	**Included**
TRAVEL	**Included**
Non Routine Travel of Summit	**Excluded**
UTILITIES – FIRST $2,000 per MONTH	**Included**

Transition Expense Issues:

There are numerous outstanding expense obligations that have been incurred prior to this agreement that are outside of the above during the initial transition period. Most of these are already entered into the accounting system. These expenses will be paid directly by Owner. Known items not entered but committed to include:

Development of the Internal Compliance Plan (ICP) - $2,500 plus incidental expenses

Rack and electrical repairs

Office Expenses associated with the transition – additional phone lines, computers, printers, office repairs, conference room, etc.

Schedule D
Customer Invoicing and Expense Procedures

Invoicing:

Operator agrees to provide the following services related to the invoicing of Customer invoices:

Operator will prepare and submit the monthly tank storage invoices within the first five (5) days of the month preceding the rental month. These invoices will be generated in the Quickbooks (QB) online accounting system, e-mailed via QB with copies to Tim Byrd, Sonny Wooley, Nancy Finney and any others as requested by Owner.

Operator will prepare and submit the service invoices (throughput, additive, dye, etc.) within the first five (5) days of the month following the month of activity. These invoices will be generated in the Quickbooks (QB) online accounting system, e-mailed via QB with copies to Tim Byrd, Sonny Wooley, Nancy Finney and any others as requested by Owner.

A copy of the appropriate inventory and throughput reports shall be included with the above transmittals.

In the interest of customer relations, all past due collections will be handled by Owner.

Expenses:

Operator agrees to pay for the budgeted items included in Schedule C. In the event that an account is exceeded, Operator will submit an Expense Reimbursement invoice to Nancy Finney for approval. Approved expense reimbursement payments are due with 20 days of receipt.

Owner and Operator recognize that from time to time there will be expense related items that are large and or in need of immediate payment. Operator agrees to provide advance notice and or obtain approval of said items, if possible; Owner agrees to make payment to Operator on a mutually agreed basis for these special expenses to minimize the financial exposure of Operator.

Operator will prepare reasonable cost estimates, justifications, schedules and Authorization for Expenditures (AFE) for prior approval by Owner of any special projects.

11. Conflicts of Interest.

Operator will report immediately to Owner's Vice President Internal Audit any matters pertaining to the following:

(a) Any employee of Owner or its affiliates having an interest in or working in the employ of the Operator;
(b) Any gifts and/or gratuities given to an employee of Owner or its affiliates;
(c) Any solicitation of gifts and/or gratuities by an employee of Owner or its affiliates from Operator.

IN WITNESSETH WHEREOF, the parties hereto have executed this Agreement in duplicate as of the date first set forth above.

In presence of:

[signature]
As to Owner

OWNER
By: B. G. Burves
Title: PRESIDENT /CEO

In presence of:
[signature]
As to Operator

OPERATOR
By: [signature]
Title: President